Exhibit 99.1
Tilly’s, Inc. Announces the Appointment of New Board Member

Irvine, CA – January 7, 2025 – Tilly’s, Inc. (NYSE: TLYS) today announced the appointment of Michael Relich to its Board of Directors.
Mr. Relich has over 40 years of experience in retail, with an emphasis on systems and information technology. He most recently served as the co-Chief Executive Officer of PacSun. He also recently served as a member of the board of directors of PSEB LLC, a privately held company that owns PacSun and Eddie Bauer, where he also held positions as its Interim Chief Executive Officer and Chief Operating Officer. Mr. Relich has served in C-level roles at Lucky Brand, Crate & Barrel, Guess, Inc. (NYSE: GES) and Wet Seal. Mr. Relich currently serves on the advisory board of several technology companies.
“We are pleased to welcome Mike Relich to Tilly’s Board of Directors,” said Hezy Shaked, Executive Chairman. “We believe Mike’s extensive experience in teen and young adult retail and knowledge of information technology will add great value to our Board.”
About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging and proprietary brands rooted in an active and outdoor lifestyle. Tillys is headquartered in Irvine, California and as of January 7, 2025, operated 249 total stores across 33 states, and its website, www.tillys.com.
Forward Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the anticipated value of the Company’s new board member. For a detailed listing of certain risks and uncertainties that could adversely impact the Company’s business and expectations, please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in its other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from the Company’s website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with the financial statements and notes thereto contained in the Company’s Form 10-K.

Investor Relations Contact:
Michael Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com